                                                                   Exhibit 11

                        Dairy Mart Convenience Stores, Inc. and Subsidiaries
                           STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                               (in thousands, except per share amounts)

                             CALCULATION OF EARNINGS (LOSS)    PER SHARE


                                 FOR THE THIRD FISCAL    FOR THE THREE FISCAL
                                     QUARTER ENDED          QUARTERS ENDED
                              -----------------------  ----------------------
                              November 2, October 28,  November 2, October 28,
                                  1996         1995        1996         1995
------------------------------------------------------------------------------
Net income.................... $     193    $    (405)  $   2,034    $   1,503
                               ---------    ---------   ---------    ---------
Weighted average shares.......     5,692        5,582       5,628        5,574
Dilutive options..............       233           -          295          249
Effect of DM Associates stock.    (1,220)          -       (1,220)          -
                               ---------    ---------   ---------    ---------
Total shares for EPS purposes. $   4,705    $   5,582   $   4,703    $   5,823
------------------------------------------------------------------------------
Net income per share........   $    0.04    $   (0.07)  $    0.43    $    0.26
==============================================================================